EXHIBIT 11

                              CONSULTING AGREEMENT


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                          CONSULTING AGREEMENT BETWEEN
                        TELEMALL COMMUNICATIONS, INC. AND
                       INVESTOR CAPITAL ENTERPRISES, INC.

This Consulting Agreement is made as of this 2nd day of December, 1996 between TeleMall Communications, Inc., a Nevada corporation and its successors or assigns (the "Corporation") and Investor Capital Enterprises, Inc. ("Consultant").

      WHEREAS, the Consultant has knowledge regarding, and relationships with, certain qualified computer component manufacturers in China (the
"Manufacturers"); and

      WHEREAS, the Corporation is in need of the Consultant's special expertise in connection with the Manufacturers and other related businesses of the Corporation; and

      WHEREAS, Consultant is recognized for its credentials, judgment and experience in this field and the parties mutually desire to enter into this Agreement for their mutual benefit.

      1. Responsibilities of Consultant. In consideration for the benefits provided for in the paragraph 2 of this Agreement, Consultant agrees to perform the following services for the benefit of the Corporation:

      (a) Consultant will be designated as a corporate consultant for the Corporation.

      (b) Consultant will provide general consulting services to the Corporation in the area of making introductions to the Manufacturers on behalf of the Corporation, assist the Corporation in negotiations with the Manufacturers and assist the Corporation in other matters relating to contracts and contacts with the Manufacturers so that the Corporation will be able to conduct business with the Manufacturers.

      (c) Consultant will be available as needed to provide these services to the Corporation. However, Consultant will not work exclusively for Corporation. Consultant will use its best efforts to achieve the goals of the Corporation and will not disclose any proprietary or confidential information of the Corporation without the Corporations's prior consent.

      2. Compensation to Consultant. In consideration for the consulting services provided by Consultant as specified in paragraph 1 above, and other such good and valuable consideration,


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Corporation agrees to issue to Consultant or its designee 691,000 shares of the
Common Stock of the Corporation (the "shares") as full payment for the services rendered hereunder. The Shares shall be duly issued and validly authorized shares of the Corporation upon issuance.

      3. Registration on Form S-8. The Corporation agrees to cause the Shares to be registered under the Securities Act of 1933, as amended, by including the shares in a registration statement to be filed by the Corporation with the Securities and Exchange Commission within ninety days of the date of this Agreement. All expenses incurred in connection with registering the Shares shall be borne by the Corporation.

      4. Duration. This Agreement will be in effect for the period commencing on the date hereof and ending on November 2, 1997.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                              TELEMALL COMMUNICATIONS, INC.


                              /s/
                              --------------------------------------
                              Rick Sullivan, President


                              INVESTOR CAPITAL ENTERPRISES, INC.


                              /s/
                              --------------------------------------
                              Gary Kucher, President


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